EXHIBIT 4

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES (COLLECTIVELY, THE “ACTS”).  THE SECURITIES MAY NOT BE SOLD, DISTRIBUTED, OFFERED, PLEDGED, ENCUMBERED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF THE FOLLOWING: (1) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACTS COVERING THE TRANSACTION, (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACTS, OR (3) THE COMPANY OTHERWISE SATISFIES ITSELF THAT REGISTRATION IS NOT REQUIRED UNDER THE ACTS.

GANDER MOUNTAIN COMPANY

FLOATING RATE CONVERTIBLE SUBORDINATED NOTE

Due:  August 15, 2010

$20,000,000	August 16, 2005

For value received, the undersigned, Gander Mountain Company, a Minnesota corporation (the “Company”), hereby promises to pay to the order of DAVID C. PRATT IRREVOCABLE GRANTOR RETAINED ANNUITY TRUST, DATED 12/1/92 (the “Original Noteholder”), at its principal office in the City of Saint Paul, Minnesota, the principal sum of $20,000,000 in lawful money of the United States on August 15, 2010 (the “Maturity Date”), together with interest on the unpaid principal amount thereof, as more fully provided below.

The interest rate per annum for this Convertible Subordinated Note (the “Convertible Note”) will initially be 7%.  The interest rate per annum will be reset semi-annually on the first day of each Interest Period (as defined below) commencing with the Interest Period beginning on August 17, 2007 and will be equal to Federal Funds Rate (as defined below) plus 3.50%; provided, that in no event shall (a) the change in interest rate in connection with any semi-annual adjustment exceed 0.25% or (b) the interest rate be less than 6% per annum or more than 8.5% per annum (the “8.5% Cap”).  The amount of interest for each day this Convertible Note is outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for that day by 360 and multiplying the result by the principal amount of this Convertible Note.  The amount of interest to be paid on this Convertible Note for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

Interest on this Security will be paid on each February 15 and August 16, commencing February 15, 2006, and at maturity.  Each of these dates on which interest will be paid is referred to as an “Interest Payment Date.”  If an Interest Payment Date would fall on a day that is not a business day, other than the Interest Payment Date that is also the date of maturity, such Interest Payment Date will be postponed to the following day that is a business day.

On each Interest Payment Date, the Company will pay interest for the period commencing on the next day immediately following the most recent Interest Payment Date and ending on the then-current Interest Payment Date.  This period is referred to as an “Interest Period.”  The first Interest Period will begin on and include August 15, 2005 and, subject to the immediately preceding paragraph, will end on and include February 15, 2006.

“Federal Funds Rate” means, at any time, an interest rate per annum equal to the weighted average of the rates for overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a business day, the average of the quotations for such day for such transactions received by the Company from three federal funds brokers of recognized standing selected by it, it being understood that for any day which is not a business day the applicable rate shall be the rate as determined for the preceding business day.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or ..09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on this Convertible Note will in no event be higher than the maximum rate permitted by Minnesota law as the same may be modified by United States law of general application.

The Company will, upon the request of the holder of this Convertible Note, provide the interest rate then in effect.  All calculations of the Company, in the absence of manifest error, shall be conclusive for all purposes.

Any amounts to be paid on this Convertible Note will be payable by the Company in cash, by check or by wire transfer to the holder of this Convertible Note to such account as the holder may request.

This Convertible Note has been issued under the terms and provisions of a Note Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, among the Company and the Investors named on the signature pages thereto.

Upon the occurrence of any one or more of the Events of Default specified in Article VIII of the Purchase Agreement, all amounts then remaining unpaid on this Convertible Note, including any accrued but unpaid interest, may be declared to be or shall become immediately due and payable as provided in the Purchase Agreement.  In addition, from and after receipt of written notice to the Company from the holder following the occurrence of an Event of Default, and during the continuation thereof, the rate per annum at which interest shall accrue on the unpaid principal balance hereof shall increase by 2%, without regard to the 8.5% Cap.

This Convertible Note is subject to the following additional provisions, terms and conditions:

1.                                       Conversion.

(a)                                  Optional Conversion.  Subject to Section 3, the unpaid principal amount of this Convertible Note shall be convertible at the option of the holder, in whole or in part, at any time on or prior to the Maturity Date into such number of fully paid and non-assessable shares of Common Stock of the Company as is determined by dividing the portion of this Convertible Note that is being converted by the “Conversion Price” of $16.00 per share.  Until such time as this Convertible Note is converted or paid off, the Conversion Price is subject to adjustment as hereinafter provided.  The ability of the holder to effect conversion of this Convertible Note shall continue during the period following the Company’s notice to the holder of its intent to prepay this Convertible Note in accordance with Section 8 until the date of such prepayment.

(b)                                 Mandatory Conversion.  In the event the Volume-Weighted Average Closing Price (as hereinafter defined) equals or exceeds $24.00, the Company may thereafter, at any time, in lieu of payment of the principal and interest on this Convertible Note, upon written notice to the holder of the Note, require the conversion of the entire unpaid principal amount of this Convertible Note and all accrued interest, or any portion thereof, into such number of fully paid and non-assessable shares of Common Stock of the Company as is determined by dividing the portion of this Convertible Note that is being converted by the Conversion Price.  “Volume-Weighted Average Closing Price” means the volume-weighted (based on the number of shares of the Company’s Common Stock traded on each day that the closing price is used in this calculation) average of the closing sale prices of the Company’s Common Stock on the securities exchange or automated quotation system where the Company’s Common Stock is listed on the 20 trading days with the highest closing sale prices out of any 30 consecutive trading dates.

2.                                       Conversion Procedure.

(a)                                  Upon the holder’s or the Company’s election to convert all or part of this Convertible Note into shares of Common Stock, the party electing to convert this Note will provide written notice to the other party.  Upon the giving or receipt of such notice, the holder shall surrender the instrument or instruments therefor, duly endorsed, at the office of the Company.  A Convertible Note shall be deemed to have been converted on the day the notice of conversion is provided to under this Section 2(a), and at such time the rights of the holder of this Convertible Note to the extent they relate to the portion of this Convertible Note to be converted, shall cease and such holder shall be treated for all purposes as the record holder of the Common Stock of the Company issuable upon conversion.  Within five business days of the date the original note is received by the Company, the Company shall issue, or cause to be issued, a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with, in the event this Convertible Note is being converted in part only, a new Convertible Note representing the unpaid principal amount hereof which shall not have been converted.

(b)                                 Upon receipt of a certificate or certificates for the number of full shares of Common Stock issuable upon conversion as herein provided, this Convertible Note shall no longer be deemed to be outstanding and all rights with respect to this Convertible Note shall immediately cease and terminate other than the right of the holder to receive Common Stock (and, in the event of a partial conversion, a new Convertible Note representing the unpaid principal amount hereof that was not converted) in exchange therefor.  This Convertible Note shall then be cancelled.

(c)                                  No fractional shares of Common Stock shall be issued upon the conversion of this Convertible Note, but, instead of any fraction of a share that would otherwise be issuable, the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the market price per share of Common Stock as of the close of business on the date of conversion.  “Market price” for purposes of this Section 3 shall mean the closing sale price of the Common Stock on the date of conversion; provided, that if at any time the Common Stock is not traded on an exchange or an automated quotation system, or otherwise traded in the over-the-counter market, the “market price” shall be deemed to be the fair value thereof determined in good faith by the Company’s board of directors as of a date that is within 20 days of the date as of which the market price is determined.

3.                                       Conversion Price Adjustments of Convertible Note.  The Conversion Price of the Convertible Note shall be subject to adjustment from time to time as follows:

(i)                                     In case the Company shall declare a dividend upon the Common Stock payable in cash, then, at the Company’s option (with such option to be selected prior to the record date for such dividend), (a) the Conversion Price in effect immediately prior to the record date for the dividend shall be proportionately reduced as of the record date for the dividend (which shall be the default option if no option is selected by the Company) or (b) the Company will pay the dividend to the holder of the Convertible Note on the record date for the dividend based upon the number of shares of Common Stock to which such holder is then entitled upon such conversion.

(ii)                                  In case the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

(iii)                               If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holder hereof shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in this Convertible Note and in lieu of the shares of the Common Stock of the Company immediately theretofore receivable upon conversion hereof, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore receivable upon conversion hereof had such reorganization, reclassification, consolidation, merger or sale not taken place.

4.                                       Change in Control.  In the event of a Change in Control (as defined in the Purchase Agreement), the holder hereof shall have the option (the “Change in Control Option”) to (a) convert this Convertible Note into Common Stock in accordance with Section 1(a), (b) have this Convertible Note assumed by the surviving entity pursuant to Section 3(iii) or (c) require that this Convertible Note be redeemed by the Company in whole (but not in part) at 100% of the outstanding unpaid principal amount, plus all unpaid interest accrued thereon to the effective date of the Change in Control.  The Company shall give the holder of this Convertible Note written notice of such impending transaction not later than 20 days prior to the shareholders’ meeting of the Company called to approve such transaction, or 20 days prior to the closing of such transaction, whichever is earlier.  The notice shall give the proposed effective date of the transaction (the “Effective Date”) and shall describe the material terms and conditions of the transaction.  Any election to exercise the Change in Control Option shall be made by the holder hereof giving written notice thereof to the Company at least five days before the Effective Date (if no such notice is given, the provisions of Section 3(iii) shall apply).  Upon receipt of such notice, the Company shall, on the Effective Date, take the action selected or applicable under this Section 4.

5.                                       Ranking; Subordination.  This Convertible Note is unsecured and subordinated in right of payment to all of the Company’s other indebtedness, whether currently outstanding or incurred in the future (other than any indebtedness that by its terms is subordinated to or pari passu with this Convertible Note).  If requested by the Company’s senior lenders, the holder of this Convertible Note will execute and deliver one or more subordination or intercreditor agreements, together with such other related documents as such senior lenders may reasonably request, evidencing this subordination, including, without limitation, provisions relating to payment priority, permitted payments, senior lender blockage rights, and restrictions on modifications to the terms of the Convertible Note.  ANY TRANSFEREE OR ASSIGNEE OF THE HOLDER OF THIS CONVERTIBLE NOTE WILL BE BOUND BY ALL OF THE TERMS AND CONDITIONS OF THIS SUBORDINATION.

6.                                       Registration Rights.  The Company covenants and agrees that the holder of this Convertible Note shall have the rights of an Investor under the Purchase Agreement.

7.                                       Standstill and Resale Restrictions.  The holder of this Convertible Note covenants and agrees that it is subject to the standstill restrictions set forth in Section 4.11 of the Purchase Agreement and the resale restrictions set forth in Section 4.12 of the Purchase Agreement.

8.                                       Prepayment.  The Company may prepay this Convertible Note, upon providing the holder ten calendar days written notice prior to the date of prepayment, in whole or in part at any time following August 15, 2007 without penalty; provided, that any such prepayment will be applied first to interest accrued and unpaid on the principal amount being repaid and second, if the amount of prepayment exceeds the amount of all such accrued and unpaid interest, to the repayment of the unpaid principal amount.

9.                                       Waiver of Presentment.  Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

10.                                 Miscellaneous.

(a)                                  Notices.  Any notice, request or other communication required or permitted hereunder will be given in accordance with the Purchase Agreement.

(b)                                 No Rights as Shareholders.  This Note will not entitle any holder hereof to any of the rights of a shareholder of the Company.

(c)                                  Governing Law; Jurisdiction.  This Agreement will be governed by and interpreted in accordance with the laws of the State of Minnesota without regard to the principles of conflict of laws.  The parties hereto hereby submit to the exclusive jurisdiction of the United States federal and state courts located in the State of Minnesota with respect to any dispute arising under this Convertible Note.  The parties also agree that any disputes arising under this Convertible Note will be exclusively venued in the United States federal and state courts located in the State of Minnesota, except for actions or proceedings regarding the enforcement of awards or judgments.

(d)                                 Headings.  The headings of this Convertible Note are for convenience of reference only, are not part of this Convertible Note and do not affect its interpretation.

(e)                                  Suits for Enforcement.  In case any one or more Events of Default shall have occurred and be continuing, the holder of this Convertible Note may proceed to protect and enforce its rights under this Convertible Note by suit in equity or action at law.  It is agreed that in the event of such action the holder of the Convertible Note shall be entitled to receive all reasonable fees, costs and expenses incurred, including without limitation such reasonable fees and expenses of attorneys (whether or not litigation is commenced) and reasonable fees, costs and expenses of appeals.

[Reminder of Page Left Blank Intentionally – Signature Page Follow]

IN WITNESS WHEREOF, the undersigned has caused this Convertible Note to be duly executed as of the issue date.

GANDER MOUNTAIN COMPANY

By:
Dennis M. Lindahl
Executive Vice President and Chief Financial Officer

[FORM OF CONVERSION NOTICE]

The undersigned owner of this Floating Rate Convertible Subordinated Note due August 15, 2010 (the “Convertible Note”) issued by Gander Mountain Company (the “Company”) hereby irrevocably exercises its option to convert $                           of the unpaid principal amount of the Convertible Note, together with all accrued but unpaid interest thereon, into shares of the common stock of the Company (“Common Stock”) in accordance with the terms of the Convertible Note. The undersigned hereby instructs the Company to convert the portion of the Convertible Note specified above into shares of Common Stock issued at the Conversion Price in accordance with the provisions of the Convertible Note.  The undersigned directs that the Common Stock issuable and certificates therefor deliverable upon conversion, the Convertible Note recertificated in the principal amount, if any, not being surrendered for conversion hereby, together with any check in payment for fractional Common Stock, be issued in the name of and delivered to the undersigned unless a different name has been indicated below.  All capitalized terms used and not defined herein have the respective meanings assigned to them in the Convertible Note.

Date

Signature:
[Name]

Address: